Exhibit 10.2

Prudential Investment Management, Inc. (“PIM”)

The Prudential Insurance Company of America (“Prudential”)

Prudential Retirement Insurance and Annuity Company (“PRIAC”)

Each Prudential Affiliate under the Note Agreement referred to below

c/o Prudential Capital Group

Four Embarcadero Center, Suite 2700

San Francisco, California 94111

February 12, 2010

NORTHWEST PIPE COMPANY

5721 SE Columbia Way, Suite 200

Vancouver, Washington 98661

Re:	Third Amendment to Amended and Restated Note Purchase and Private Shelf Agreement dated as of May 31, 2007

Ladies and Gentlemen:

Reference is made to the Amended and Restated Note Purchase and Private Shelf Agreement, dated as of May 31, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Note Agreement”), by and between Northwest Pipe Company, an Oregon corporation (the “Company”), on the one hand, and PIM, Prudential, PRIAC and each Prudential Affiliate (as therein defined) that becomes bound by certain provisions thereof (together with PIM, Prudential and PRIAC and their respective successors and Transferees, collectively, the “Purchasers”), on the other hand. Capitalized terms used and not otherwise defined herein shall have the meanings provided in the Note Agreement (after giving effect to any amendments of such terms in this letter agreement).

1. Amendments. Pursuant to the request of the Company and the provisions of paragraph 11C of the Note Agreement, and subject to the terms and conditions of this letter agreement, the Purchasers hereby agree with the Company that the Note Agreement shall be amended as follows:

(a) A new paragraph 2C is hereby added to paragraph 2, in proper numeric order, to read as follows:

“2C. Interest Enhancement Payments.

The Company agrees that it will pay from time to time additional interest on each of the Notes outstanding as of the Third Amendment Effective Date equal to a per annum rate of 1.75% (the “Interest Enhancement Rate”), computed on the principal amount outstanding from time to time of each such Note beginning on the Third Amendment Effective Date, and such additional interest with respect to any such Note will be payable (any payment from time to time of such additional interest being referred to as an “Interest Enhancement Payment”) from time to time on each interest payment date for such Note in the manner specified herein or in such Note, as applicable. Notwithstanding the foregoing, if the Company demonstrates compliance with each of the financial covenants set forth in paragraph 6A as of December 31, 2010 at the time it delivers its financial statements and related Officer’s Certificate for the fiscal

Northwest Pipe Company

February 12, 2010

year ended December 31, 2010 in accordance with paragraphs 5A and 5A(ii), then the Interest Enhancement Rate shall be adjusted to 1.50% beginning on such date of delivery. Any failure by the Company in making any Interest Enhancement Payment (or any portion thereof) on any Note for more than five (5) Business Days after the same becomes due and payable shall constitute an “Event of Default” for purposes of paragraph 7A(ii).

(b) Paragraph 6A(1) is hereby amended and restated in its entirety as follows:

“6A(1). Consolidated Total Debt to EBITDA Ratio.

(a) The Company will not, at any time during the measurement dates set forth below, permit the ratio of (i) Consolidated Total Debt at such time to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company then most recently ended, to be greater than the amount set forth opposite such measurement date(s):

Period	Ratio
From 10/1/09 to 12/31/09	4.65:1.00
From 10/1/10 and at all times thereafter	4.00:1.00

(b) The Company will not, at any time during the measurement dates set forth below, permit the ratio of (i) Consolidated Total Debt at such time to (ii) Annualized Consolidated EBITDA at such time, to be greater than the amount set forth opposite such measurement date(s):

Period	Ratio
From 1/1/10 to 3/31/10	4.50:1.00
From 4/1/10 to 6/30/10	4.25:1.00
From 7/1/10 to 9/30/10	4.00:1.00

”

(c) Paragraph 6A(2) is hereby amended and restated in its entirety as follows:

“6A(2). Consolidated Tangible Net Worth.

The Company will not, at any time, permit Consolidated Tangible Net Worth to be less than the sum of (i) $245,00,000, plus (ii) 50% of the consolidated net income of the Company and its Subsidiaries (but only if a positive number) for each fiscal quarter of the Company ended after December 31, 2009 through and including the most recently ended fiscal quarter of the Company at such time, plus (iii) 100% of the net proceeds from any Equity Offering of the Company consummated after December 31, 2009.”

(d) Paragraph 6A(3) is hereby amended and restated in its entirety as follows:

“6A(3). Consolidated Fixed Charge Coverage Ratio.

Beginning with the fiscal quarter ending December 31, 2010 and continuing with each fiscal quarter thereafter, the Company will not permit the Consolidated Fixed Charge Coverage Ratio calculated as of the end of each such fiscal quarter to be less than 1.25:1.00 at such time.”

Northwest Pipe Company

February 12, 2010

(e) Paragraph 6A(4) is hereby amended and restated in its entirety as follows:

“6A(4). Consolidated Senior Funded Debt to EBITDA Ratio.

(a) The Company will not, at any time during the measurement dates set forth below, permit the ratio of (i) Consolidated Senior Funded Debt at such time to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company then most recently ended, to be greater than the amount set forth opposite such measurement date(s):

Period	Ratio
From 10/1/09 to 12/31/09	4.65:1.00
From 10/1/10 and at all times thereafter	3.50:1.00

(b) The Company will not, at any time during the measurement dates set forth below, permit the ratio of (i) Consolidated Senior Funded Debt at such time to (ii) Annualized Consolidated EBITDA at such time to, to be greater than the amount set forth opposite such measurement date(s):

Period	Ratio
From 1/1/10 to 3/31/10	4.50:1.00
From 4/1/10 to 6/30/10	4.25:1.00
From 7/1/10 to 9/30/10	3.75:1.00

”

(f) A new paragraph 6A(5) is hereby added to paragraph 6, in proper numeric order, to read as follows:

“6A(5). Minimum Consolidated EBITDA.

The Company shall maintain a minimum Consolidated EBITDA equal to or greater than (i) $4,750,000 for the fiscal quarter ending on March 31, 2010, (ii) $12,200,000 for the cumulative two fiscal quarters ending on June 30, 2010, and (iii) $21,000,000 for the cumulative three fiscal quarters ending on September 30, 2010.”

Northwest Pipe Company

February 12, 2010

(g) A new paragraph 6A(6) is hereby added to paragraph 6, in proper numeric order, to read as follows:

“6A(6). Maximum Consolidated Rent and Lease Expense Ratio.

Beginning with the fiscal quarter ending December 31, 2010 and continuing with each fiscal quarter thereafter, the Company shall not permit the ratio of (i) Lease Rentals at the end of each such fiscal quarter to (ii) total revenue of the Company and its Subsidiaries (determined on a consolidated basis in accordance with GAAP), in each case for the period of four (4) consecutive fiscal quarters ended as of the end of such fiscal quarter, to exceed 6.00%.”

(h) A new defined term, “Annualized Consolidated EBITDA” is hereby added to paragraph 10B, in the proper alphabetic order, to read as follows:

““Annualized Consolidated EBITDA” shall mean the Consolidated EBITDA for the applicable fiscal year-to-date, multiplied by (i) four (4) for purposes of determining compliance with paragraphs 6A(1) and 6A(4) for the first quarter of the Company’s fiscal year, (ii) two (2) for purposes of determining compliance with paragraphs 6A(1) and 6A(4) for the second quarter of the Company’s fiscal year, and (iii) 1.3333 for purposes of determining compliance with paragraphs 6A(1) and 6A(4) for the third quarter of the Company’s fiscal year.”

(i) The defined term “Consolidated EBITDAR” appearing in paragraph 10B is hereby deleted.

(j) The defined term “Consolidated Fixed Charges” appearing in paragraph 10B is hereby amended and restated in its entirety to read as follows:

““Consolidated Fixed Charges” shall mean in respect of the Company and the Subsidiaries, determined on a consolidated basis in accordance with GAAP, the sum of (a) consolidated interest expense for the period of four consecutive fiscal quarters ended on the date of determination, plus (b) consolidated cash income taxes paid during the period of four consecutive fiscal quarters ended on the date of determination, plus (c) consolidated current maturities of long-term debt (including Capitalized Lease Obligations) as set forth on the Company’s balance sheet on the date of determination.”

(k) The defined term “Consolidated Fixed Charge Coverage Ratio” appearing in paragraph 10B is hereby amended and restated in its entirety to read as follows:

““Consolidated Fixed Charge Coverage Ratio” shall mean the ratio of (a) Consolidated EBITDA less an amount equal to the greater of $4,000,000 or the Consolidated Maintenance Capital Expenditures for the same consecutive four fiscal quarters; to (b) Consolidated Fixed Charges.”

Northwest Pipe Company

February 12, 2010

(l) A new defined term, “Consolidated Maintenance Capital Expenditures” is hereby added to paragraph 10B, in the proper alphabetic order, to read as follows:

““Consolidated Maintenance Capital Expenditures” shall mean expenditures for the required maintenance of property, plant and equipment of the Company and its Subsidiaries on a consolidated basis.”

(m) A new defined term, “Third Amendment Effective Date” is hereby added to paragraph 10B, in the proper alphabetic order, to read as follows:

““Third Amendment Effective Date” shall mean February 12, 2010.”

2. Limitation of Modifications. Each amendment and/or other modification set forth in this letter agreement shall be limited precisely as written and shall not be deemed to be (a) an amendment, consent or waiver of any other terms or conditions of the Note Agreement or any other document related to the Note Agreement or (b) a consent to any future amendment, consent or waiver. Except as expressly set forth in this letter, the Note Agreement and the documents related to the Note Agreement shall continue in full force and effect.

3. Representations and Warranties. The Company hereby represents and warrants as follows: (a) no Default or Event of Default has occurred and is continuing (other than the Defaults or Events of Default which may have existed prior to, but not after, the effectiveness of this letter agreement), or would result from the transactions contemplated by this letter agreement; (b) the Company’s execution, delivery and performance of the Note Agreement, as modified by this letter agreement, have been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, or notice to or action by, any Person (including any governmental authority) in order to be effective and enforceable; (c) the Note Agreement, as modified by this letter agreement, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity; and (d) each of the representations and warranties set forth in paragraph 8 of the Note Agreement is true, correct and complete as of the date hereof (except to the extent such representations and warranties expressly relate to another date, in which case such representations and warranties are true, correct and complete as of such other date).

4. Conditions to Effectiveness. This letter agreement shall become effective on the date on which: (a) the Purchasers shall have received a fully executed and delivered counterpart of this letter agreement executed by the Company, (b) the Purchasers shall have received a fully executed and delivered copy of the third amendment to Bank Credit Agreement in form and substance satisfactory to the Purchasers, and each of the conditions precedent in such amendment shall have been previously or concurrently satisfied; (c) the Company shall have paid to, or as directed by, PIM in immediately available funds an amendment fee equal to 0.50% of the principal amount outstanding on the Notes; and (d) the Company shall have paid Bingham McCutchen LLP in immediately available funds its accrued and unpaid legal fees and expenses.

Northwest Pipe Company

February 12, 2010

5. Release; Covenant Not to Sue.

(a) The Company hereby absolutely and unconditionally waives, releases, remises and forever discharges the Purchasers, and any and all of their respective participants, parent corporations, subsidiary corporations, affiliated corporations, related funds, insurers, indemnitors, officers, directors, shareholders, trustees, agents, employees, consultants, experts, advisors, attorneys, and each of their respective successors and assigns (each a “Released Party”), from any and all claims, suits, investigations, proceedings, demands, obligations, liabilities, damages, losses, costs, expenses, or causes of action of any kind, nature or description, whether based in law, equity, contract, tort, implied or express warranty, strict liability, criminal or civil statute, common law, or under any state or federal law or otherwise, of any kind or character, known or unknown, past or present, liquidated or unliquidated, suspected or unsuspected, which the Company has had, now has, or might hereafter have, or has made claim to have against any such Released Party with respect to the Note Agreement, the Notes or any other Transaction Document that, in each case, involve events, acts or omissions that have taken place on or before the date hereof, or with respect to the lender-borrower relationship evidenced by the Transaction Documents with respect to acts, omissions or events that have taken place on or before the date hereof. It is the intention of the Company in providing this release that the same shall be effective as a bar to each and every claim, demand and cause of action specified, and in furtherance of this intention it waives and relinquishes all rights and benefits under Section 1542 of the Civil Code of the State of California (or any comparable provision of any other applicable law), which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

The Company acknowledges that it may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such claims, demands, or causes of action and agrees that this instrument shall be and remain effective in all respects notwithstanding any such differences or additional facts. The Company understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(b) The Company, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Released Party above that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Released Party on the basis of any claim released, remised and discharged by such Person pursuant to the above release. The Company further agrees that it shall not dispute the validity or enforceability of the Note Agreement, any of the Notes or any of the other Transaction Documents or any of its obligations thereunder. If the Company, or any of its successors, assigns or other legal representations violates the foregoing covenant, such Person, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Released Party may sustain as a result of such violation, all reasonable attorneys’ fees and costs incurred by such Released Party as a result of such violation.

Northwest Pipe Company

February 12, 2010

6. Counterparts. This document may be executed in multiple counterparts, which together shall constitute a single document.

7. Governing Law. This letter agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the internal laws of the State of New York, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

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If you are in agreement with the foregoing, please sign the enclosed counterpart of this letter in the space indicated below and return it to the Purchasers at the above address whereupon, subject to the conditions expressed herein, it shall become a binding agreement between the Company, on the one hand, and the Purchasers, on the other hand.

Sincerely,

PURCHASERS

PRUDENTIAL INVESTMENT MANAGEMENT, INC.

By:
Title:	Vice President

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:
Title:	Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

By:	PRUDENTIAL INVESTMENT MANAGEMENT, INC., AS INVESTMENT MANAGER

By:
Title:	Vice President

Accepted and agreed to as of the date first appearing above:

NORTHWEST PIPE COMPANY,
an Oregon corporation

By:
Name:	Brian W. Dunham
Title:	President and Chief Executive Officer